Exhibit 4.29

(English Translation)

Comprehensive Services Agreement

Between

China United Telecommunications Corporation

And

China United Telecommunications Corporation Limited

March 24, 2005

Contents

1.	BASIC PRINCIPLES

2.	BASIC CONTENTS OF COMPREHENSIVE SERVICES

3.	PRICING PRINCIPLES AND PAYMENT

4.	TERM OF VALIDITY

5.	STATEMENTS, UNDERTAKINGS AND COMMITMENTS

6.	TRANSFER

7.	TAKING EFFECT

8.	FORCE MAJEURE

9.	CONFIDENTIALITY

10.	NON-WAIVER

11.	NOTIFICATION

12.	LEGAL APPLICABILITY

13.	DISPUTE RESOLUTION

14.	MISCELLANEOUS

ATTACHMENT 1: INTERCONNECTION AND SETTLEMENT ARRANGEMENTS

ATTACHMENT 2: ROAMING ARRANGEMENTS

ATTACHMENT 3: PROVISION OF TELEPONE CARD

ATTACHMENT 4: PROCUREMENT OF EQUIPMENT

ATTACHMENT 5: MUTUAL PROVISION OF PREMISES

ATTACHMENT 6: LEASE OF TRANSMISSION CHANNEL

ATTACHMENT 7: PROVISION OF INTERNATIONAL TELECOMMUNICATIONS NETWORK GATEWAY

ATTACHMENT 8 LEASING OF SATELLITE CAPACITY

This Agreement is signed by representatives of the following parties in Beijing, the People’s Republic of China (“China”) on March 24, 2005:

(1)       Party A: China United Telecommunications Corporation (“Unicom Group”)
Address:    Room 615, Tower 3

Office Building, Henderson Center

18, Jianguomennei Dajie

Beijing

Legal Representative: Chang Xiaobing

(2)       Party B: China United Telecommunications Corporation Limited (“A Share Company”)
Address:    Floor 40, Jinmao Plaza

88, Century Road

Shanghai

Legal Representative: Chang Xiaobing

Whereas:

(1)       Unicom Group is a limited liability cosmpany incorporated and validly existing under law and engaged in comprehensive telecommunications business. Unicom A Share Company is a stock limited company incorporated and validly existing under the laws of PRC, the shares of which were listed and traded on Shanghai Stock Exchange (“SSE”) from October 9, 2002, and a company in which Unicom Group holds 69,3224% of the equity interest;

(2)       China Unicom Corporation Limited (“CUCL”) is a foreign-funded enterprise incorporated and existing under the laws of PRC, of which China Unicom Limited (“Red-chip Company”) holds 100% of equity interest. In order for CUCL to offer GSM mobile communications services and other telecommunications services(excluding CDMA service) in Beijing, Tianjin, Hebei, Liaoning, Shanghai, Jiangsu, Zhejiang, Anhui, Fujian, Shandong, Hubei, Guangdong (“Twelve Provinces and Municipalities”), Unicom Group and CUCL signed on May 25, 2000 the Comprehensive Services Agreement (“the old Comprehensive Services Agreement I”) to agree on matters including interconnection settlement arrangements, roaming arrangements, supply of special telecom cards, procurement of equipment, mutual provision of Premises, etc. In order for CUCL to offer CDMA service in the Twelve Provinces and Municipalities, Unicom Group and CUCL signed on November 22, 2001 the CDMA Network Comprehensive Services Agreement (“CDMA Comprehensive Services Agreement”);

(3)       Unicom New Space Co. Limited (“Unicom NewSpace”) and CUCL signed on May 25, 2000 the Long distance Satellite Data Channel Lease Agreement (“Satellite Channel Lease Agreement”), under which CUCL shall rent the satellite digital circuits from Unicom NewSpace;

(4)       On August 12, 2002, Unicom Group and A Share Company signed a memorandum of understanding on the transactions to be conducted after the listing of the shares of A Share Company (“Connected Transactions MoU”) between Unicom Group or its subsidiaries (excluding A Share Company and the subsidiaries held by A Share Company) and Red-chip Company indirectly held by A Share Company and its subsidiaries. According to the understanding reached in the Connected Transactions MoU, in the event that the transactions to be conducted between Red-chip Company itself or its subsidiaries and Unicom Group or any of its subsidiaries (excluding A Share Company and the subsidiaries held by A Share Company) require approval of the minority shareholders of A Share Company under the Rules Governing the Listing of Shares on Shanghai Stock Exchange (“Rules of SSE”) applicable from time to time, which are deemed at the same time as connected transactions that require approval of the minority shareholders of Red-chip Company under the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (“Rules of SEHK”) applicable from time to time, the above connected transactions shall be conducted in a 2-step approach: (1) Unicom Group or any of its subsidiaries enters into an agreement on the intended transaction with A Share Company or China Unicom (BVI) Limited (“Unicom BVI”), identifying the rights and obligations of the 2 parties involved in the transaction under the agreement (including, but not limited to, approval of Unicom Group of the transfer of the rights and obligations of A Share Company or Unicom BVI under the agreement to Red-chip Company or any of its subsidiaries); (2) A Share Company or Unicom BVI transfers its rights and obligations under the above mentioned agreement to Red-chip Company or any of its subsidiaries;

(5)       Pursuant to the arrangements made in the above mentioned Connected Transactions MoU, and in order for Unicom New Century Telecommunications Corporation Ltd. (“Unicom New Century”) to offer mobile communications services in Jilin, Heilongjiang, Jiangxi, Henan, Sichuan, Shaanxi provinces, Chongqing Municipality, Guangxi Zhuang Autonomous Region and Xinjiang Uygur Autonomous Region (“9A Areas”), Unicom Group signed the Comprehensive Services Agreement (“the old Comprehensive Services Agreement II”) with A Share Company on November 20, 2002. On the same day, A Share Company signed the Agreement on Transfer of the old Comprehensive Services Agreement II with Unicom New Century to transfer all its rights and obligations under the old Comprehensive Services Agreement II to Unicom New Century;

(6)       Pursuant to the arrangements made in the above mentioned Connected Transactions MoU, and in order for Unicom New World Telecommunications Corporation Ltd. (“Unicom New World”) to offer mobile communications services in Shanxi, Inner Mongolia, Hunan, Hainan, Yunnan, Ningxia, Gansu, Qinghai and Tibet (“9B Areas”), Unicom Group signed the Comprehensive Services Agreement (“the old Comprehensive Services Agreement III”) with A Share Company on November 20, 2003. On the same day, A Share Company signed the Agreement on Transfer of the old Comprehensive Services Agreement III with Unicom New World to transfer all its rights and obligations under the old Comprehensive Services Agreement III to Unicom New World;

(7)       Unless otherwise stated in this Agreement, the old Comprehensive Services Agreement I, CDMA Comprehensive Services Agreement, Satellite Channel Lease Agreement, the old Comprehensive Services Agreement II and its transfer agreement, the old Comprehensive Services Agreement III and its transfer agreement are collectively referred to as “the Old Comprehensive Services Agreement”.

(8)       CUCL assimilated and merged with Unicom New Century on July 30, 2004, and the rights and obligations of Unicom New Century under the old Comprehensive Services Agreement II have been inherited by CUCL. The Ministry of Commence has approved, pursuant to MOC’S Approval of the Merging between China Unicom Corporation Limited and Unicom New World Telecommunications Co. Ltd.(MOC [2005]No.258), of the merging between CUCL and Unicom New World. At present, CUCL is going through the rest of the legal procedures necessary for its merging with Unicom New World, upon completion of which Red-chip Company would have CUCL as its sole operating entity in China;

(9)       On November 22, 2004, Unicom Group signed the Amendment to Equipment Procurement Agreement separately with CUCL and Unicom New World (the amendments to equipment procurement agreements are hereinafter collectively referred to as “Amendment to Equipment Procurement Agreement”), amending the settlement standard for equipment procurement service contained in the Old Comprehensive Services Agreement.

In line with the specific implementation and amendment as of the day on which the old Comprehensive Services Agreement came into effect, and through joint studies and consultations, the 2 parties reached the following agreement on the basis of equality and mutual benefit:

1.         Basic Principles

1.1       “Comprehensive Services” under this Agreement refers to services and facilities provided by one party of this Agreement to the other party or mutually provided by the parties of this Agreement, the cost (“service fees”) of which shall be paid by the receiver to the provider.

1.2       Provision of services and/or facilities either party under this Agreement to the other party is a kind of paid transaction between the enterprises in their economic contacts. The provider shall be entitled to charge reasonable service fees for the services and /or facilities provided by it in line with fair market principles, and the receiver shall fulfill its obligations to pay the service fees.

1.3       The conditions on which either party of this Agreement provides services and/or facilities to the other, as well as the service quality, shall by no means be lower than those on which it provides the same or similar services and/or facilities to any third party.

Either party of this Agreement must abide by the principle of fair trade in exercising its rights or fulfilling its obligations under this Agreement.

1.4       In the event that either party of this Agreement requires the other to increase the services and/or facilities under this Agreement, the other party should try its best to provide the required services and/or facilities on conditions not lower than those on which it provides such services and/or facilities to any third party.

1.5       In the event that it is impossible to provide or provide fully the services and/or facilities under this Agreement due to reasons not incurred by one party, the said party shall notify the other immediately and try its best to help the other obtain the same or similar services and/or facilities from other sources.

1.6       Provision of the services and/or facilities under this Agreement must be compliant with the purposes as agreed by the parties as well as relevant national standards.

1.7       Should either party of this Agreement violate the Agreement and thereby cause losses to the other party (including, but not limited to, direct and indirect losses caused to the other party as the result of such breach), the violating party shall assume the liability for breach of contract. However, it shall not assume any responsibility for losses caused by force majeure.

1.8       Either party of the Agreement shall provide necessary and reasonable assistance to the other when the latter is fulfilling its obligations under this Agreement.

2.         Basic Contents of Comprehensive Services

2.1       Comprehensive services mutually provided by the 2 parties of this Agreement and related arrangements are contained in the following attachments:

Attachment 1: Interconnection and Settlement Arrangements (mutually provided by the 2 parties);

Attachment 2: Roaming Arrangements (mutually provided by the 2 parties);

Attachment 3: Supply of Telephone Cards (provided by Party A to Party B);

Attachment 4: Equipment Procurement Services (provided by Party A to Party B);

Attachment 5: Mutual Provision of Premises (mutually provided by the 2 parties);

Attachment 6: Leasing of Transmission Channel (provided by Party B to Party A);

Attachment 7: Provision of International telecommunication network Gateway (provided by Party A to Party B);

Attachment 8: Leasing of Satellite Capacity (provided by Party A to Party B);

3.         Pricing Principles and Payment

3.1       The pricing principles and/or charging standards for service fees under this Agreement are separately contained in the attachments to this Agreement.

3.2       The specific amount of service fees under this Agreement shall be calculated in line with accounting standards applicable from time to time in China.

3.3       Should the parties fail to agree on the amount of service fees under this Agreement, the matter shall be reported to relevant authority, which shall make a decision in line with the spirit and terms of this Agreement and pursuant to relevant state price policies and stipulations. The authority’s decision shall be deemed as final and binding for both parties.

3.4       The party that obtains services from the other shall pay service fees in time in line with the pricing principles and charging standards contained in this Agreement and the attachments.

3.5       Should either of the two parties of this Agreement fail to pay relevant service fees in due time as agreed, it shall pay 0.05% of the payable amount as the daily overdue fine for as long as such overdue exists. The other party may notify the overdue party in written form of suspension of services concerned when the payment is overdue for 60 days. Should the overdue party fails to pay the service fees concerned within 30 days after receipt of the written notice, the other party may announce immediate termination of the services concerned. However, suspension or termination of the services concerned shall not affect the parties’ rights and obligations already incurred or generated under this Agreement prior to such suspension or termination.

3.6       In each October, the parties shall review the charging standards for each service item and facility to be provided under this Agreement in the next accounting year, as well as other terms, and sign a supplemental agreement.  Should the parties fail to agree on the terms of the supplemental agreement within the above timeframe, the charging standards and relevant terms in effect in the current year shall be applicable in the next accounting year before the 2 parties reach an agreement or solve their differences in line with §3.3.

4.         Term of Validity

4.1       This Agreement shall remain valid for 2 years (“Term of Validity”), starting from January 1, 2005 after the requirements of Article 7 under this Agreement are met.

4.2       Unless Party B notifies Party A in written form 60 days in advance that it will not extend the Agreement, this Agreement shall be extended for one more term upon expiration of its validity or extended validity, on the prerequisite that relevant laws, regulations and other regulatory rules apply.

5.         Statements, Undertakings and Commitments

Each of the parties of this Agreement makes the following statements, undertakings and commitments:

5.1       That is has the full power and authority (including, but not limited to, approval, permission or license obtained from relevant government authorities) necessary to sign this Agreement and its attachments;

5.2       That this Agreement and its attachments are deemed as valid and binding and enforceable pursuant to their terms once signed and sealed as required in this Agreement;

5.3       That no terms and conditions of this Agreement, nor those of its attachments, are against the laws and regulations of the PRC.

6.         Transfer

6.1       On the basis of the terms and conditions established in this Agreement and the arrangements made in Connected Transactions MoU, Party A irrevocably agrees Party B to transfer its rights and obligations under this Agreement to the subsidiaries of Red-chip Company operating business in Mainland China and that Party B needs no further consent from Party A for transfer of its rights and obligations under this Agreement to CUCL.

6.2       Once Party B has transferred its rights and obligations under this Agreement to the subsidiaries of Red-chip Company operating business in Mainland China, the said subsidiaries shall immediately inherit all of Party B’s rights and obligations under this Agreement and Party B shall immediately terminate the relevant rights and obligations already inherited by the said subsidiaries.

7.         Taking Effect

This Agreement shall take effect as of the date agreed by the parties of the Agreement when the following requirements are met:

7.1       The shareholders’ meeting of A Share Company approves of the implementation of this Agreement in line with the laws, regulations and listing rules, as applicable to it.

7.2       The shareholders’ meeting of Red-chip Company approves of the transfer by Unicom A Share Company of its rights and obligations under this Agreement to CUCL in line with the laws, regulations and listing rules, as applicable to it.

8.         Force Majeure

Should either party fails to fulfill relevant obligations under this Agreement and related attachments in line with the agreed requirements because of unpredictable force majeure events the occurrence and consequences of which can neither be avoided nor overcome, it shall immediately notify the other party and provide within 15 days relevant details as well as valid evidence to show that fulfillment of relevant obligations or part of the obligations under this Agreement and related attachments is impossible or that fulfillment of such obligations needs to be postponed. The 2 parties shall negotiate with each other and decide whether to suspense such obligations, partially exempt the other party from such obligations or postpone the fulfillment of such obligations on the basis of the extent to which fulfillment of such obligations is affected by the force majeure event.

9.         Confidentiality

Unless otherwise stipulated or required by the law or relevant regulatory authorities, and except for the purpose of information disclosure by A Share Company and Red-chip Company to the securities regulatory authority, neither of the 2 parties is allowed to provide or disclose materials and information related to the other party’s business to any company, enterprise, organization or individual without written permission from the other party.

10.      Non-waiver

Unless otherwise stipulated by the law, failure or delay of either party to exercise the rights, powers or privileges entitled to it under this Agreement shall not be deemed as waiver of such rights, powers or privileges, and exercising part of such rights, powers or privileges shall not hamper exercising of such rights, powers or privileges in the future.

11.      Notification

Any notification related to this Agreement shall be made in written form and sent by one party of this Agreement to the other, either via a special courier, or by fax, or by postal delivery, to the other party. Such notification is deemed as delivered upon delivery via a special courier, or when the sender’s fax machine indicates that the pages have been transmitted if it is sent by fax, or on the 3rd working day(excluding legal holidays)after it is mailed. Any notification shall be deemed as valid upon delivery.

The following are addresses of the 2 parties of this Agreement to be used for the purpose of such notification:

China United Telecommunications Corporation	China United Telecommunications Corporation Limited

Addressee: Yi Yongji	Addressee: Zhao Yilei
Address: Room 1167, Floor 11	Address: Floor 40, Jinmao Plaza
133A, Xidanbei Dajie	88, Century Road
Xicheng Disctrict	Shanghai
Beijing
PC: 100032	PC: 200121

12.      Legal Applicability

This Agreement is subject to the jurisdiction of the laws of the PRC and shall be interpreted and implemented pursuant to the laws of the PRC.

13.      Dispute Resolution

Except as otherwise prescribed in Article 3.3 of this Agreement, any dispute between the two parties of this Agreement on the validity, interpretation or implementation of this Agreement shall be first resolved through friendly consultations. Should such consultations fail within 30 days after such dispute arises, either of the 2 parties has the right to file a suit to the people’s court of competent jurisdiction.

14.      Miscellaneous

14.1     The Old Comprehensive Services Agreement, Satellite Lease Channel Agreement and the Amendment to Equipment Procurement Agreement terminate immediately once this Agreement takes effect.

14.2     Attachments 1-8 to this Agreement are integral parts of this Agreement and of equal validity as the text of this Agreement. The arrangements made in the Attachments to this Agreement shall prevail if found inconsistent with the text of this Agreement.

14.3     Upon consensus, the 2 parties may amend or supplement this Agreement and its Attachments, and all such amendments or supplementations come into effect only when signed and sealed by the legal representatives of the 2 parties or their authorized representatives.

14.4     This Agreement is severable. Namely, if any provision of this Agreement and its Attachments are held illegal or unenforceable, the effect and enforcement of other provisions of this Agreement and its Attachments shall remain unaffected.

14.5     This Agreement has 4 original copies, two for each party, with each copy of equal legal effect.

(No text on this page)

China United Telecommunications Corporation(sealed)

Legal representative or his authorized representative:	/s/ Shang Bing

China United Telecommunications Corporation Limited(sealed)

Legal representative or his authorized representative:	/s/ Sun Qian

Attachment 1: Interconnection and Settlement Arrangements

1.         Types of Interconnection

Party A and Party B agree to interconnect the various types of telecom networks owned by them, currently including their cellular mobile telephone networks and other telecom networks, for the purpose of offering mobile communications services over these networks.

2.         Technical Rules and Technical Specifications on Interconnection, Sharing of Interconnection Costs and Project Construction

2.1       The above-mentioned types of interconnection between the 2 parties shall be compliant with the technical rules and technical specifications on interconnection established by state communications authority.

2.2       The 2 parties shall negotiate with each other on issues with respect to methods for sharing of the interconnection costs and project construction.

3.         Obligations of the Parties

3.1       The 2 parties shall guarantee that the quality of inter-network communications is by no means lower that that of the same service offered respectively within their own network.

3.2       If technologically feasible, and upon request of the other party, either party of this Agreement shall unconditionally and promptly provide to subscribers in the other party’s relevant network the telecom services(including special service, intelligent service, etc.) it provides to subscribers in its own network, and meanwhile guarantee service quality.

4.         Network Management and Adjustment

4.1       Either party of this Agreement shall notify the other party 6 months in advance of any potential impact on the communications made by the other party’s subscribers caused by its network expansion and restructuring.

4.2       Either party of this Agreement shall notify the other party 30 days in advance of any potential impact on the communications made by the other party’s subscribers caused by its adjustment of intra-network routing organization, trunk circuits, signaling mode, office data, software versions, etc.

4.3       Upon request of the other party, either party of this Agreement shall provide timely coordination for the adjustment made by the other party of its inter-network routing organization, trunk circuits, signaling mode, office data, software versions, etc. and meanwhile guarantee that the quality of inter-network communications meet relevant requirements.

5.         Maintenance, Technical Faults and Fault Elimination

5.1       The 2 parties shall conduct network maintenance and guarantee normal operation of the entire network in line with relevant rules published from time to time by state communications authority.

5.2       Neither party is allowed to cut inter-network communications without permission from the other party.

5.3       The 2 parties shall take immediate and effective measures to restore communications when inter-network communications breaks down or is seriously unsmooth.

6.         Settlement and Payment of Call Charges

6.1       Settlement Principles

(1)         Settlement of the interconnection between the mobile communications networks of the 2 parties

With respect to mobile calls between different provinces, settlement can be made by one of the following two methods whichever is more favorable to Party B:

(i) The mobile communications network from which the outgoing calls originate and the mobile communications network which receives the incoming calls shall each retain 4% of the long distance call fee incurred, and the remaining 92% shall be credited to Party B;

(ii) Please refer to the settlement standard stipulated in the Notice Concerning the Issues of the Measures on Settlement of Interconnection between Public Telecommunications Networks and Sharing of Relay Fees(MII DOC[2003]454) promulgated by the Ministry of Information Industry on October 28, 2003.

(2)         Settlement of other interconnection between the networks of the 2 parties

The 2 parties agree to settle all the other interconnections between their networks on the basis of the stipulations of the Notice Concerning the Issues of the Measures on Settlement of Interconnection between Public Telecommunications Networks and Sharing of Relay Fees promulgated by the Ministry of Information Industry on October 28, 2003.

(3)         The 2 parties further agree that if the settlement methods (and their amendments from time to time) formulated by relevant government authorities in respect of similar interconnections between their networks are more favorable to Party B when compared with the above-mentioned interconnection settlement arrangements, the settlement shall be conducted pursuant to such methods.

6.2       Billing Principles

Interconnection settlement shall be based on Party B’s billing information. In the event that the error rate of the billing data contained in the 2 parties’ billing information exceeds 3%, the 2 parties shall negotiate with each other and fix the basis of interconnection settlement.

6.3       Delivery of Billing Information and Settlement

(1)       Settlement of the interconnection between the mobile communications networks of the 2 parties

The 2 parties agree to report call charge data to the clearing center affiliated to party B(“Clearing Center”) by the 25th day of each month according to the requirements of the Clearing Center, which will aggregate and process the data and compile intra-network clearing statement.

The 2 parties agree to conduct settlement once a month on the basis of the above-mentioned intra-network clearing statement compiled by the Clearing Center.

(2)       Settlement between mobile network and fixed network

The affiliates of the 2 parties shall conduct settlement directly and once a month on the basis of the settlement principles stipulated in this Attachment, as agreed by the 2 parties.

Attachment 2: Roaming Arrangements

1.         As Party A and Party B are respectively offering mobile telephone service within their own service areas, they agree on the following arrangements in order to realize roaming for their subscribers:

1.1       The 2 parties agree to make automatic roaming arrangements for their mobile telephone networks, that is, the mobile telephone subscribers of either party can initiate and receive calls in the other party’s service areas.

1.2       The 2 parties agree that the mobile subscribers using roaming service shall pay roaming fees at the agreed rate of RMB0.60 yuan per minute of use for both incoming and outgoing calls on the basis of MII guidelines.

(1)       If Party B’s mobile subscribers roam in Party A’s service areas, Party B shall be entitled to collect roaming fees, which shall be apportioned in the following way: (i)RMB0.40 yuan shall be paid to Party A; and (ii) RMB0.20 yuan shall be retained by Party B.

(2)       If Party A’s mobile subscribers roam in the Twelve Provinces and Municipalities, 9A Areas and 9B Areas, Party A shall be entitled to collect roaming fees, which shall be apportioned in the following way: (i)RMB0.56 yuan shall be paid to Party B; and (ii) RMB0.04 yuan shall be retained by Party A.

2.         Roaming with the mobile telephone networks of other domestic and/or international mobile communications carriers (hereinafter collectively referred to as “other carriers” in this Attachment)

2.1       Party A agrees to make necessary arrangements so that Party B can realize roaming via the mobile telephone networks of other carriers; Party B agrees to provide its entire long distance backbone network for the above-mentioned roaming purpose.

2.2       The 2 parties agree to provide roaming and conduct settlement with other carriers on the basis of the roaming agreements entered into by Party A and other carriers.

2.3       If Party A’s mobile subscribers roam in the network of a 3rd party mobile communications carrier pursuant to Party A’s international roaming arrangements, or if other carriers’ subscribers roam in Party A’s network pursuant to these arrangements, Party B shall be entitled to receive 50% of the total roaming revenues pursuant to these international roaming arrangements.

3.         The affiliates of the 2 parties shall conduct settlement directly and once a month on the basis of the settlement principles stipulated in this Attachment, as agreed by the 2 parties.

Attachment 3: Provision of Telephone Card

1.         Service Scope for Provision of Telephone Card

In light of the actual needs, Party B requests Party A to provide, through its controlling subsidiary----Unicom XingYe Technology and Trade Co., Ltd. or other subsidiaries of Unicom Group, various kinds of calling cards (hereby refer to telecom card), including SIM cards, UIM cards, IP telephone cards, long distance telephone card and rechargeable calling cards (collectively in this Attachment referred to as “Telecom Cards”).

2.         Number of Telecom Cards

2.1       Planning for Annual and Periodical Card Ordering

(1)       Based on its yearly service development plan, Party B shall submit its annual plan in each October to Party A to order Telecom Cards for next year.

(2)       Party B shall confirm its card ordering plan for the period from May to August in February, from September to December in May and from next January to April in September. Unless in case of Force Majeure, Party A shall provide Telecom Cards as agreed in the card ordering plan by Party B.

2.2       Urgent or Temporary Card Ordering
Party B is entitled to propose adjustment to the above card ordering plan. Party A shall make its best to meet the urgent or temporary requirement arising from such adjustment and confirm whether it is capable of providing the required Telecom Cards within three days after being informed.

3.         Price of Telecom Cards

3.1       It is agreed that charges for the supply of these Telecom Cards are based on the actual cost of Party A (including the cost of import of specific Telecom Cards, manufacturing cost and cost of issuing specific Telephone Cards) together with a margin over cost to be agreed from time to time but in any case not exceed 20 percent of the cost and subject to appropriate discount.

3.2       Party A is entitled to ask for less than 10 percent of basic card price for urgent or temporary card ordering beyond the scope of the ordering plan.

3.3       Both parties agree to review and determine the sales price of each telecom card in each December.

4.         Delivery Time and Venue

Party A shall deliver the telecom card to designated places at required time as set in the card ordering plan and the urgent or temporary card ordering plan.

5.         Quality of Telecom Card

5.1       Party A shall guarantee that the quality of the telecom card complies with the standard made by relevant government authorities and provide necessary evidence.

5.2       Party A shall guarantee that the card number and password are generated in a secure and reliable environment and ensure that they are scientific, secure and private.

5.3       In case Party B raises any disagreement in terms of the quality within five days after receiving the telecom card, Party A shall replace and/or fix the inferior telecom card (which is not caused by Party B) to make it comply with related standard and requirement of Party B.

5.4       In case Party B suffers a loss due to quality problems of the telecom card, which are not detected even after reasonable efforts of Party B, Party A shall indemnify all the direct losses induced by the inferior quality.

6.         Payment

6.1       Party B shall pay 15 percent of the total value of the ordered Telecom Cards as prepayment at the time of confirming its ordering plan.
Party B shall pay the rest 85 percent of the total of the ordered Telecom Cards at the time of delivery of all the card by Party A as agreed in the plan.

6.2       Payment for Temporary or Urgent Cards
After getting the confirmation of temporary or urgent cards ordering from Party A, Party B shall pay the price in full, including the urgent charge and ask Party A to make timely delivery of the Telecom Cards.

7.         Other Telecom Cards

Party B may request Party A to provide other Telecom Cards in light of the needs for service development. Party A shall give comprehensive consideration based on the possibility of applying the specific technology and services and provide the cards after having feasible solutions.

It is agreed that issues such as the number, price and payment of other Telecom Cards shall be negotiated. The price of the relevant cards shall be set in accordance with the actual cost of the card plus less than 20 percent of the profit margin.

Attachment 4: Procurement of Equipment

1.         Scope of Equipment Procurement

In light of the actual needs, Party B requests Party A (through its controlling subsidiary— Unicom I/E Co) to act as its agent responsible for procurement of telecom equipments and other materials from both home and abroad.
Unicom I/E Co. agrees to provide comprehensive procurement services in light of the requirement of Party B, including services on tenders, consultation and agency services. Unicom I/E Company may commission other controlling subsidiaries of Party A to provide equipment procurement services.

2.         Process of Equipment Procurement

Both Party agree that Unicom I/E Co provides equipment procurement services to Party B based on Notice on Unified Operation of Import and Export Services (China Unicom Trade No.[1994] 001) Regulations of China United Telecommunications Corporation on Unified Procurement of Equipments (Trial) (China Unicom Trade No. [1995] 380), Regulations on Unified Procurement of Equipments and Facilities (China Unicom Trade No. [1996] 131) Method for Equipment Procurement of China Unicom (China Unicom Trade No.[1998] 059) and other agreed applicable documents.

3.         Service Fee and Payment for Equipment Procurement

3.1       Party B shall pay Unicom I/E Co. service fee for equipment/material procurement.

(1)       In the case of imported equipment, a service fee of 0.55 percent of the contract value with an amount of up to US$30 million (inclusive) and an service fee at 0.35 percent of the contract value with an amount in excess of 30 million. (Including bank charge)

(2)       In the case of domestic equipment with Unicom I/E Company as an agent, an service fee at 0.25 percent of the contract value with an amount of up to RMB200 million (inclusive) and a service fee at 0.15 percent of the contract value with an amount in excess of RMB200 million.

(3)       Unicom I/E Co has agreed not to charge fees in respect of procurement of transmission and auxiliary equipment of switches, dry-cell batteries, diesel oil engines, non-stop power supply, air-condition in generator rooms and fiber optical cables.

3.2       Party B agrees to pay service fee to Unicom I/E Co every month.

In case service fee is overdue, Party B shall pay 0.5 percent of the overdue value as penalty to Unicom Import and Export for each day.

4.         Party A shall urge Unicom I/E Co to give equal treatment to Party B as it gives to Party A in terms of price and other important terms and conditions.

Attachment 5: Mutual Provision of Premises

1.         Mutual Provision of Premises and Purpose

1.1       It is agreed that one party may provide its own premises (self-owned premises) or premises acquired from a third party (including premises, air-conditioning, power generating equipment, engine equipments and other relevant auxiliary equipments) to the other party upon the request of the other party from time to time.

1.2       One party may use the above premises of the other party as offices, sales outlets and operation etc.

2.         Charge and Payment

2.1       In case one party uses the above self-owned properties provided by the other party, the usage fee shall be determined on the basis of the depreciation cost or the market price of similar premises in the place where the premises are located, whichever is lower. Party B may choose to collect the premise usage fee from Party A at the market price in the place where the premises are located.
In case one party under this agreement uses the premises of a third party provided by the other party, the two parties shall share the actual payment of the usage fee to the third party on pro rata basis.

2.2       One Party under this Agreement shall pay the above premise usage fee within 15 days after the end of each month.

2.3       In case of overdue payment of service fee, 0.05 percent of the overdue value will be collected as fine for each day.

3.         Commitment and Guarantee

Party A guarantees to provide its self-owned premises and premises from a third party (including premises and auxiliary facilities) to Party B. In case of disagreement on premise ownership and/or usage right in Party A, for any reason and in any circumstances, which disenables rights of Party B under this Attachment or causes other losses, Party A agrees to undertake and indemnify all the losses thereby suffered by Party B.

Attachment 6: Lease of Transmission Channel

1.         Leasing Object and Scope

Within reasonable scope, Party B agrees to lease all the transmission line capacity necessary for communications service to Party A and/or its subsidiaries in light of the needs of Party A.

2.         Leasing Amount

The two parties confirm the amount of the leased transmission capacity every 12 months.

3.         Lease Fee and Payment

3.1       The two parties may determine, on the basis of the current tariff standard made by government authorities, certain amount of discount from the transmission capacity lease fee within allowable range (10 percent). However, the discount given to Party A shall not be greater than that given to a third party under similar situation.

3.2       In case government authorities revise the related tariff standard, the two parties agree to make necessary adjustment to the discount ratio.

3.3       Party A shall pay the lease fee timely and in full amount within 15 days after the end of each month.

3.4       In case of overdue payment of lease fee, Party A shall pay a fine of 0.05 percent of the overdue value for each day.

4.         Quality Guarantee and Failure Handling

4.1       Party B guarantees that the leased transmission line capacity is consistent with the standard and regulations made by government authorities.

4.2       Party A guarantees that its communications equipments connected to Party B is consistent with the quality standard and technical requirement made by government authorities.

4.3       Party B shall guarantee the security of leased transmission line capacity.

5.         Outstanding issues under this Attachment shall be implemented on the basis of related regulations on leasing service of transmission line capacity made by lessor in accordance with law, but shall get confirmation from lessee first.

Attachment 7: Provision of International Telecommunications Network Gateway

1.         Service Scope of International Telecommunications Network Gateway

1.1       Party A owns and operates international communications network gateway located in Guangzhou, Shanghai and Beijing (under construction).

1.2       Party B needs international telecommunications network gateway to provide relevant services (such as automatic international roaming signal transfer service for mobile phone etc), and Party A agrees to provide services based on the requirement of Party B.

1.3       Party B shall retain all the revenues arising from the provision of international communications network gateway for its own benefits.

1.4       Party A has undertaken not to provide international telecommunication network gateway services to other third parties.

2.         Charging Standard for International Telecommunications Network Gateway and Payment

2.1       The service fee paid by Party B to Party A is calculated by the following formula:

All the actual cost of operating and maintaining the international telecommunication network facilities ( including the depreciation cost) ×(1+10%)

2.2       Payment of Service Fee of International Telecommunications Network Gateway

Party B shall pay the related service fee to Party A within 15 days after the end of each month.

2.3       In case of overdue payment of service fee, Party B shall pay a fine of 0.05 percent of the overdue value to Party A for each day.

3.         Quality Guarantee and Failure Handling

3.1       Party A guarantees that its international telecommunication network gateway facilities comply with the standard and regulations of government authorities and that it shall operate and maintain the gateway pursuant to the technical specification standard established from time to time by government authorities.

3.2       Party B guarantees that its facilities that access to the international telecommunication network gateway comply with the technical specification standard established by government authorities

3.3       In case Party A is justified to make adjustment to the international telecommunication network gateway, it shall notice Party B first and make appropriate arrangement to ensure the normal business of Party B.

3.4       Party A shall provide a team to handle failure reports from Party B around the clock and arrange for handling the failure. In case of detecting the failure or receiving the failure reports from Party B, Party A shall organize recovery and party B shall dispatch people to give assistance. Party A guarantees to recover related equipments of the failed international telecommunication network gateway within the time limit of recovery as stipulated in the national maintenance procedure,

3.5       In case the business of Party B is affected due to the problem of international telecommunication network gateway, Party A shall undertake all the direct loss and reasonable indirect loss suffered by Party B.

4.         In case Party B legitimately owns the international telecommunication network gateway in the future, Party A agrees to transfer the gateway to Party B as it requires.

Attachment 8 Leasing of Satellite Capacity

1.         Terminal Equipments

The satellite earth station systems built by Party A in Beijing, Shanghai, Guangzhou, Huhehaote, Xining, Urumqi, Lanzhou, Xi’an, Jinan, Taiyuan, Chongqing, Yinchuan, Fuzhou, Guiyang, Haikou, Kunming, Nanning, Chengdu and Shenyang were already put into operation. Tests have shown that these systems comply with the technical requirement for long distance roaming connection in GSM mobile communications network of Party B.

2.         Leased Circuits

2.1       The 2M of digital circuits leased by Party A to Party B is attached in the Attachment.

2.2       Party B and/or its subsidiaries may request to increase the types and number of leased circuits, in light of the needs for service development, (including without limitation VSAT satellite data circuits for paging service). Party A shall lease such circuits to Party B and/or its subsidiaries pursuant to the principle and applicable terms and conditions of this Agreement and provide necessary supporting equipments.

3.         Lease Fee

3.1       The monthly lease fee for every 2M digital circuits is based on the tariff standard for satellite digital circuits established by government authorities from time to time, less a discount of 10 percent or even a greater discount no less than that provided by a third party for leasing similar circuits.

3.2       Party B shall pay related service fee to Party A within 15 days after the end of each month.

3.3       Within the term of validity of this Agreement, the circuits lease fee under this Agreement shall be changed accordingly in case government authorities make adjustment to the tariff of satellite digital circuits.

4.         Equipment Maintenance and Circuits Failure Handling

4.1       It is the obligation of Party A to maintain the equipments and guarantee the smooth operation of the leased circuits. Party A shall strictly implement the Satellite Communications Maintenance Regulation issued by MPT Doc. [1994] 763 and other related regulations to ensure smooth operation of the circuits, so as to meet Party B’s demand for normal operation.

4.2       Party A shall set up a special team responsible for receiving and handling circuits failure reports from Party B. Once Party A detects circuits failure or receives failure reports from Party B, Party A shall remove the failure in 2 hours if it is an ordinary failure and in 24 hours if it is a special failure.

4.3       In case Party A needs installation of satellite earth station and related facilities, Party B shall provide necessary venue and supporting equipments.

Party A may sign an agreement on the maintenance of the satellite earth station with relevant affiliates of Party B.

5.         Adjustment to Circuits Direction

In case Party B needs to change the direction of the circuits during the term of this Agreement, Party A shall make adjustment in line with the requirement of Party B, and Party B shall undertake relevant cost. During the adjustment period to move the satellite earth station equipments, the lease fee is calculated on the basis of the standard established in this Agreement.

6.         Dropout Liability

6.1       In case of circuit dropout caused by dropout of satellite transponder, Party A shall reduce its lease fee imposed on Party B in the following way:

Duration of dropout	Lease fee to be Reduced (based on daily lease fee)
Within 30 Minutes	no reduction
30 minutes — 3 hours (not including 3 hours)	reduce by 1/10 of daily lease fee
3—6 hours (not including 6 hours)	reduce by 1/5 of daily lease fee
6—9 hours (not including 9 hours)	reduce by 2/5 of daily lease fee
9-10 hours (not including 10 hours)	reduce by 3/5 of daily lease fee
10-15 hours (not including 15 hours)	reduce by 4/5 of daily lease fee
15-24 hours (not including 24 hours)	reduce by 100% daily lease fee
Duration of dropout within 3 hours in succession (excluding 3 hours or over 3 hours) is accumulated.

6.2       In case of circuit dropout lasting more than 2 hours due to failure of satellite earth station facilities, the lease fee for the actual accumulated duration of the dropout shall be deducted (calculated by 1/365 each day) from the actual lease fee, together with a penalty equivalent to the lease fee for the same duration. The lease fee and penalty shall be credited to payable lease fee for the second half of the year.

6.3       In case of dropout caused by failure of the transmission circuits or transmission equipment between the interface of satellite earth station and interface of MO switch, Party A undertakes no responsibility.

7.         Liability for Breach of Contract

7.1       During the term of the Agreement, Party A is entitled to terminate the agreement, withdraw circuits and ask for compensation from Party B in case of either of the following,

(1)       Party B re-leases, transfers or re-lends the circuits to any third party without permission of Party A;

(2)       Party B fails to pay the lease fee after the payment has been overdue for 30 days.

7.2       During the term of the Agreement, Party B may terminate the agreement, cease to pay the lease fee and ask for compensation from Party A in case of either of the following

(1) Party A re-leases, transfers or re-lends the circuits without permission from Party B;

(2) Party A cuts the circuits without permission from Party B (except for the reasons listed in Article 6 under this Attachment)

8.         Implementation of the outstanding issues under this Attachment shall be based on related regulations on leasing services of the satellite long distance digital circuits established by Party A in accordance with laws, subject to confirmation of Party B in advance.